Exhibit 99.2

January 19, 2006

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attn: Board of Directors

Gentlemen:

I hereby resign, effective April 1, 2006, from my position as a member of the Board of Directors of Sirenza Microdevices, Inc. ("Sirenza"), any position as a member of any committees thereof, and any other positions I may hold with Sirenza and any of its subsidiaries.

These resignations are voluntary on my part and are motivated by my wish to devote more of my time to my duties at Summit Partners, and are not occasioned by any action taken by the Company or any disagreement with the Company. I have enjoyed working with you all, and wish the Company the best in its future endeavors.

Sincerely,

/s/ Peter Chung

Peter Chung